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                                                                      Exhibit 99

Contact:
Buca, Inc.
Greg Gadel, Chief Financial Officer
(612) 288-2382
ggadel@bucadibeppo.com

Shannon Burns
Weber Shandwick Worldwide
(612) 841-6173
sburns@webershandwick.com

For Immediate Release
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             BUCA, Inc. Announces $33.3 Million Private Placement

MINNEAPOLIS, Minn., February 26 /PRNewswire/ -- Buca, Inc. (Nasdaq: BUCA) announced today that it has entered into a definitive stock purchase agreement for the sale in a private placement of 1.8 million shares of newly issued Common Stock to institutional investors. The purchase price is $18.50 per share and will result in net proceeds of approximately $31.4 million. The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. The Company expects to file a registration statement on Form S-3 no later than 10 business days after the closing of the transaction for purposes of registering the resale of the shares of Common Stock issued in the private placement.

The Company intends to use the net proceeds from this private placement to finance the development of new BUCA di BEPPO restaurants, and for general corporate purposes.

The Company develops and operates family-style, immigrant Southern Italian restaurants located in Arizona, California, Colorado, District of Columbia, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Nebraska, Nevada, New York, Ohio, Pennsylvania, Texas, Washington, and Wisconsin under the name of BUCA di BEPPO. Each BUCA di BEPPO restaurant offers high quality, immigrant Southern Italian cuisine served family-style in large portions in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants. Its food is based on authentic family recipes enjoyed for generations in the villages of Southern Italy and then adapted to American ingredients.

Statements in this press release regarding BUCA's plans for the use of net proceeds from the sale of 1.8 million shares of newly issued Common Stock are "forward-looking" statements that

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involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, those discussed in the Risk Factors Section included in BUCA's Annual Report on Form 10-K of the Registrant for the fiscal year ended December 26, 1999 filed with the Securities and Exchange Commission on March 24, 2000.

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